FORESCOUT TECHNOLOGIES, INC.
AMENDMENT TWO TO THE FORESCOUT TECHNOLOGIES, INC EMPLOYMENT AGREEMENT

This Amendment Two to the Forescout Technologies, Inc. Employment Agreement (“Amendment Two”) is made and entered into as of January 1, 2020 (“Effective Date”) by and between Forescout Technologies, Inc., a Delaware corporation having its principal offices at 190 West Tasman Drive, San Jose, CA 95134 (“Forescout”) and Pedro Abreu, having his principal offices at 190 West Tasman Drive, San Jose, CA 95134 (“Pedro Abreu”). Forescout and Pedro Abreu are collectively or individually referred to herein as “Party” or “Parties,” as applicable.

WHEREAS, the Parties entered into the Forescout Technologies, Inc. Employment Agreement on January 1, 2017 in which Pedro Abreu agreed to continue employment with Forescout pursuant to the terms of the Agreement, as may have been amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its provisions (collectively, the “Agreement”). All capitalized terms used herein but not defined shall have the meaning ascribed to them in the Agreement;

WHEREAS, the Initial Employment Term of the Agreement will expire on December 31, 2019.

WHEREAS, Forescout and Pedro Abreu desire to amend the term of the Agreement to renew the term through December 31, 2022.

WHEREAS, Forescout and Pedro Abreu desire to amend the Agreement to reflect Mr. Abreu’s current total compensation.

NOW THEREFORE, the Parties now agree to amend the Agreement as follows:

1.	In Section 1.1, Term, the following language:

As of the Effective Date, Executive agrees to continue employment with the Company pursuant to the terms of this Agreement. This Agreement shall have an initial term beginning on the Effective Date and expiring on December 31, 2019 (the “Initial Employment Term”). On the last day of the Initial Employment Term, this Agreement will renew automatically for additional, successive one year terms (each, a “Renewal Term”) unless one Party provides the other Party with written notice of non-renewal at least 30 days prior to the date of automatic renewal, in which case this Agreement will expire at the end of the Initial Employment Term or Renewal Term, as applicable (the Initial Employment Term and any successive Renewal Terms during which this Agreement remains in effect, collectively, the “Term”). Non‑renewal at the end of the Initial Employment Term or a Renewal Term shall constitute neither a termination without Cause (as defined below) nor a resignation for Good Reason (as defined below) under this Agreement.

shall be replaced with

As of the Effective Date, Executive agrees to continue employment with the Company pursuant to the terms of this Agreement. This Agreement shall have an initial term beginning on the Effective Date and expiring on December 31, 2019 (the “Initial Employment Term”) and a subsequent term beginning on January 1, 2020 and expiring on December 31, 2022 (the “Current Employment Term”). On the last day of the Current Employment Term, this Agreement will renew automatically for additional, successive one year terms (each, a “Renewal Term”) unless one Party provides the other Party with written notice of non-renewal at least 30 days prior to the date of automatic renewal, in which case this Agreement will expire at the end of the Current Employment Term or Renewal Term, as applicable (the Current Employment Term and any successive Renewal Terms during which this Agreement remains in effect, collectively, the “Term”). Non‑renewal at the end of the Current Employment Term or a Renewal Term shall constitute neither a termination without Cause (as defined below) nor a resignation for Good Reason (as defined below) under this Agreement.

2. In Section 2.1, Base Salary, the following language:

During the Term, Executive’s initial base salary shall be $380,000.

shall be replaced with

During the Term, Executive’s initial base salary shall be $468,750 USD.

3. In Section 2.2, Incentive Compensation, the following language:

For the Company’s 2017 fiscal year, Executive’s target annual incentive compensation shall be 45% of Executive’s Base Salary, and will be awarded based on the objective and/or subjective criteria established and approved by the Board or the Committee, as applicable.

shall be replaced with

Executive’s initial target annual incentive compensation during the Term shall be 60% of Executive’s Base Salary and will be awarded based on the objective and/or subjective criteria established and approved by the board or the Committee, as applicable.

4. In the case of a direct conflict between the terms contained in this Amendment Two and the Agreement, the applicable terms of this Amendment Two shall prevail.

5. Except as specifically modified and amended herein, all of the terms and conditions contained in the Agreement remain in full force and effect.

6. This Amendment Two, together with the Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter contained in this Amendment Two. No waiver, amendment, or modification of any provision of this Amendment Two shall be enforceable against the Parties unless it is in writing and signed by the Parties.

IN WITNESS WHEREOF, the Parties have executed this Amendment Two as of the Effective Date by their duly authorized representatives.

Forescout Technologies, Inc.		Pedro Abreu

By:	/s/ Darren J. Milliken	By:	/s/ Pedro Abreu
Name:	Darren J. Milliken	Name:	Pedro Abreu
Title:	SVP & General Counsel	Title:	SVP, Chief Product and Strategy Officer